EXHIBIT 10.1

Loan No. 28193

PROMISSORY NOTE A

$88,000,000.00	Dated: March 18, 2008

FOR VALUE RECEIVED, the undersigned, 330 N. WABASH AVENUE, L.L.C., a Delaware limited liability company (hereinafter referred to as the “Maker”), promises to pay to the order of ING USA ANNUITY AND LIFE INSURANCE COMPANY, an Iowa corporation, together with its successors, assigns, and all other future holders of all or any portion of this Note or any future promissory notes evidencing the “Loan A”, as such term is hereinafter defined (hereinafter collectively referred to as the “Payee”), at the office of the Payee, c/o ING Investment Management LLC, 5780 Powers Ferry Road, NW, Suite 300, Atlanta, Georgia 30327-4349, or at such other place as the Payee may from time to time designate in writing, the principal sum of EIGHTY-EIGHT MILLION AND 00/100 DOLLARS ($88,000,000.00) (hereinafter such loan, as it may be from time to time consolidated, split, amended, modified, extended, renewed, substituted, and/or supplemented, shall be collectively referred to as the “Loan A”), and interest on the disbursed and outstanding balance thereof from and after the date of disbursement hereunder at the interest rate set forth and described in this Note (hereinafter referred to as the “Interest Rate”), both principal and interest to be paid in lawful money of the United States of America, in accordance with the terms, conditions, and provisions all as more fully described and set forth in this Promissory Note A (hereinafter this Promissory Note A, together with all promissory notes delivered in substitution or exchange thereof, in each case as the same may be from time to time consolidated, split, amended, modified, extended, renewed, substituted, and/or supplemented, shall be collectively referred to as this “Note”).

1.	Payments; Maturity.

(i)          Interest Rate. Commencing on the date of this Note and continuing up through and including the “Maturity Date” (as such term is defined in Paragraph 1(v) below), the outstanding principal balance of this Note shall bear interest at a fixed interest rate equal to 6.00% per annum; provided, however, in the event the Maker exercises the First Note Extension Option pursuant to Paragraph 1(vi)(a) below or the Second Note Extension Option pursuant to Paragraph 1(vi)(b) below, then, effective as of the applicable “Rate Adjustment Date” (as such term is defined below), the Interest Rate for this Note shall be converted by the Payee from a fixed interest rate to a floating interest rate based upon a basis point spread determined as described below in this Paragraph 1(i) (hereinafter referred to as the “Extension Spread”) plus the “LIBOR Rate” (as such term is defined below) (hereinafter the LIBOR Rate plus the Extension Spread shall be collectively referred to as the “Extension Rate”) determined as follows:

(a)        The applicable Extension Rate shall be a floating interest rate adjusted from time as provided below, calculated based upon the Extension Spread plus the LIBOR Rate.

(b)       The Payee shall notify the Maker within five (5) “Business Days” (as such term is hereinafter defined) of the Payee’s receipt of an “Extension Notice” (as such term is hereinafter defined), setting forth the Payee’s quote of the applicable Extension Spread based upon then current market spreads, as determined by the Payee in its sole and absolute discretion; provided, however, that such Extension Spread shall in no event be greater than four hundred fifty basis points (4.50%)

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PRCLIB-471301.9-RLMITRA

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(hereinafter referred to as the “Initial Quote”).

(c)        The Maker shall have the right to accept or reject the Initial Quote. The Initial Quote must be accepted or rejected definitively in writing by the Maker within five (5) Business Days following the Maker’s receipt of such Initial Quote. If the Maker accepts the Initial Quote, the Maker shall notify the Payee in writing (hereinafter referred to as an “Acceptance Notice”), which Acceptance Notice may be given by facsimile, followed by an original overnight delivery to the Payee no later than the next Business Day. Any Initial Quote which is not accepted by the Maker in accordance with the terms of this Paragraph 1(i)(c) shall be deemed to have been rejected by the Maker. The Maker hereby acknowledges and understands that interest rates fluctuate constantly with changes in the financial markets and the Payee’s then current underwriting standards and portfolio requirements. The Payee shall quote the Payee’s spread determined in its sole and absolute discretion to be an acceptable market spread for comparable loans, with comparable borrowers and comparable collateral for its portfolio or that of its affiliate U.S. life insurance company lenders and affiliate opportunity funds for whom ING Investment Management LLC and/or ING Alternative Asset Management LLC acts as commercial mortgage loan investment advisor or manager at that time.

(d)       If the Payee’s Initial Quote is accepted by the Maker as provided in Paragraph 1(i)(c) above, then (1) subject to the Maker’s right, pursuant to the terms, conditions, and provisions of Paragraph 1(vi)(b) below, to exercise the “Second Note Extension Option” (as such term is hereinafter defined), in which case the Extension Spread shall be recalculated pursuant to the terms, conditions, and provisions of this Paragraph 1(i), such quoted spread shall become the final Extension Spread for this Note throughout the remaining term of the Loan A and (2) the Payee shall no longer have the right to exercise (or, if such exercise has already occurred, such exercise shall be automatically withdrawn) (A) with respect to the First Note Extension Option, its April 1, 2011 “Call Date” (as such term is hereinafter defined), and (B) with respect to the Second Note Extension Option, its April 1, 2012 Call Date, and, in the case of each of the foregoing clauses (A) and (B), notwithstanding the definition of “Call Dates” set forth in Paragraph 1(v) below to the contrary, the Payee’s Call Dates described in said Paragraph 1(v) shall be amended to be the following dates: (x) with respect to the First Note Extension Option, April 1, 2012, and the first day of April in each year thereafter during the remaining term of the Loan A and (y) with respect to the Second Note Extension Option, April 1, 2013, and the first day of April in each year thereafter during the remaining term of the Loan A.

(e)        If the Maker rejects or does not accept the Initial Quote in accordance with the terms, conditions, and provisions of Paragraph 1(i)(c) above, then no terms of the Loan A shall change and, if the Payee has exercised its Call Option with respect to an applicable Call Date, then the entire unpaid principal balance of the Loan A plus all accrued interest thereon and all other sums due and owing pursuant to the “Loan Documents” (as such term is hereinafter defined) shall be immediately due and payable on said Call Date.

(f)        If the Payee has not exercised its Call Option for a particular Call Date, then the applicable Interest Rate for this Note shall remain in effect and unchanged and the Maker shall continue to have the right to prepay this Note in accordance with the applicable terms of Paragraph 7 below.

For the purposes of this Note, the defined term “LIBOR Rate” shall mean the 30-day London Interbank Offered Rate as published from time to time in The Wall Street Journal on the date (hereinafter referred to as the “Rate Set Date”) two London banking days prior to the applicable date for which the

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LIBOR Rate is to be established or, in the event no such rate is published in The Wall Street Journal on any Rate Set Date, then the date next immediately preceding said Rate Set Date on which such rate was published in The Wall Street Journal; provided, however, in the event the 30-day London Interbank Offered Rate ceases to be published in, or is otherwise unascertainable from, The Wall Street Journal, or if the information contained on such page, in the reasonable judgment of the Payee, shall cease to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by the Payee, the 30-day London Interbank Offered Rate for said 30-day interest period shall be determined from such substitute financial reporting service as the Payee, in its discretion, shall determine, so long as the substitute reporting service is the same substitute reporting service generally selected by the Payee for purposes of determining the 30-day London Interbank Offered Rate for similar loan transactions; provided, further, however, if, in the Payee’s reasonable judgment, no such suitable substitute reporting service is available, then the Payee shall select a comparable reference rate as the new index for purposes of this Note, so long as the substitute index is the same substitute index generally selected by the Payee to replace the 30-day London Interbank Offered Rate in similar loan transactions.

If an Extension Spread quote is accepted by the Maker in writing in accordance with the foregoing subparagraphs (i)(a) through (i)(f) inclusive, then such Extension Spread plus the LIBOR Rate, as determined by the Payee from time to time in accordance with the provisions of this Note, shall be the Extension Rate for this Note provided that the terms, conditions, and provisions of this Paragraph 1(i) are satisfied by the Maker no later than (x) with respect to the First Note Extension Option, the April 1, 2011 Call Date and (y) with respect to the Second Note Extension Option, the April 1, 2012 Call Date (hereinafter the applicable such Call Date being referred to as the “Rate Adjustment Date”). Provided that the terms, conditions, and provisions of this Paragraph 1(i) are satisfied by the Maker no later than the Rate Adjustment Date, then, commencing on the Rate Adjustment Date and continuing throughout the remaining term of the Loan A, this Note shall bear interest at the Extension Rate, subject to the remaining Call Dates as provided in Paragraph 1(v) below.

If the Maker has exercised a Note Extension Option pursuant to Paragraph 1(vi) below, and all of the steps described in the foregoing subparagraphs (i)(a) through (i)(f) inclusive have been completed for the establishment of the Extension Rate, then, at all times following the Rate Adjustment Date, the Extension Rate shall be adjusted by the Payee every thirty (30) days on the first day of each calendar month (hereinafter each such date shall be referred to as an “Extension Adjustment Date”) based upon the then LIBOR Rate for such Extension Adjustment Date plus the Extension Spread. The initial LIBOR Rate and the corresponding Extension Rate to become effective on the Rate Adjustment Date shall be determined based on the LIBOR Rate for such date. Each subsequent determination of the Extension Rate shall be made based on the LIBOR Rate for the applicable Extension Adjustment Date. Following the Rate Adjustment Date, the first Extension Adjustment Date shall occur on the first day of the first calendar month following the Rate Adjustment Date.

(ii)       Interest Only Payments. The Maker shall pay interest only (hereinafter collectively referred to as the “Interest Only Payments”) on the outstanding principal balance of this Note at the applicable Interest Rate (a) for the period commencing on the date of this Note and continuing up through and including March 31, 2008, on the date hereof and (b) for the period commencing on April 1, 2008 and continuing up through and including March 31, 2013, in monthly installments commencing on May 1, 2008 and continuing on the first (1st) day of each and every month thereafter up through and including April 1, 2013.

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(iii)      Regular Annual Principal Payments. In addition to the Interest Only Payments set forth and described in subparagraph 1(ii) above, the Maker shall make annual payments of principal to the Payee each in the amount of $1,000.00 (hereinafter collectively referred to as the “Principal Reduction Payments”) to be paid and applied to the reduction of the outstanding principal balance of this Note on the following dates: April 1, 2009; April 1, 2010; April 1, 2011; April 1, 2012; and April 1, 2013.

(iv)        Regular Monthly Principal and Interest Payments; Adjusted Extension Monthly Payment.

(a)           In addition to the Interest Only Payments set forth and described in subparagraph 1(ii) above and the Principal Reduction Payments set forth and described in subparagraph 1(iii) above, during the period commencing on May 1, 2013 (hereinafter referred to as the “Amortized Payment Date”), and continuing on the first (1st) day of each and every month thereafter (hereinafter each such date shall be referred to as an “Installment Date”) up through and including the Maturity Date (hereinafter referred to as the “Amortization Period”), the Maker shall pay to the Payee monthly installments of principal and interest in amounts calculated to amortize (calculated on the basis of a 360-day year over a twenty-five (25) year amortization period) the then outstanding principal balance of this Note in full over the Amortization Period (the regularly scheduled monthly installments of principal and interest described in this subparagraph 1(iii) are hereinafter referred to as “Monthly Installments”) calculated based upon the Interest Rate then in effect with such Monthly Installments being recalculated as provided for in this Note. The Payee shall notify the Maker in writing of the amounts of the monthly installments required under this subparagraph (iv)(a) promptly upon the Payee’s determination thereof.

(b)          Effective on the Rate Adjustment Date, in the event the Maker exercises a Note Extension Option pursuant to Paragraphs 1(vi)(a) and/or (b) below, and all of the steps described in Paragraphs (i)(a) through (i)(f) inclusive above have been completed for the establishment of the Extension Rate, (1) the Interest Rate shall be the Extension Rate, with the Extension Rate adjusting as provided in Paragraph 1(i) above, (2) Monthly Installments shall be based upon the Extension Rate in effect on the immediately preceding Extension Adjustment Date (or, for the first such Monthly Installment, the Extension Rate in effect as of the Rate Adjustment Date), and (3) on each Installment Date, the principal balance of this Note shall be reamortized by the Payee over the then remaining portion of the Amortization Period at the new Extension Rate so that the Maker shall make adjusted payments of principal and interest in amounts calculated to continue to amortize (calculated on the basis of a 360-day year over the remainder of the original twenty-five (25) year amortization period) the then outstanding principal balance of this Note in full over the then remaining portion of the Amortization Period (hereinafter referred to as the “Adjusted Extension Monthly Payment”). On the next Installment Date, the Maker shall pay monthly installments of principal and interest based upon the Adjusted Extension Monthly Payment determined on the immediately preceding Extension Adjustment Date. Throughout the remaining term of this Note through the Maturity Date, the Extension Rate and monthly payments shall continue to adjust as provided herein to fully amortize this Note by the Maturity Date. The Payee shall notify the Maker in writing of the amounts of the monthly installments required under this subparagraph (iv)(b) promptly upon the Payee’s determination thereof.

(v)       Maturity Date; Call Option. On April 1, 2038 (hereinafter referred to as the “Maturity Date”), this Note shall mature and the entire unpaid principal balance hereof, together with accrued interest thereon, and all other sums applicable to the Loan A which may be due and payable pursuant to the “Mortgages” (as such term is defined in Paragraph 6 below) or the other Loan Documents, shall become due and payable in full. Notwithstanding the Maturity Date set forth above or anything else

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contained herein or in the Mortgages to the contrary, but subject to the right of the Maker to negate the Payee’s April 1, 2011 Call Option as set forth and described in Paragraph 1(vi)(a) below, and the Payee’s April 1, 2012 Call Option as set forth and described in Paragraph 1(vi)(b) below, at the Payee’s option (determined in the Payee’s sole and absolute discretion), the Payee shall have the right (hereinafter referred to as the “Call Option”) to declare the entire amount of all then outstanding principal, all unpaid accrued interest thereon, and any and all fees, costs, and other expenses, if any, due and owing in connection therewith to be immediately due and payable on the following dates (as said dates may be amended pursuant to the terms, conditions, and provisions of Paragraph 1(i)(d) above): April 1, 2011 and each April 1st thereafter up through and including April 1, 2037 (hereinafter each such date shall be referred to as a “Call Date” and collectively as the “Call Dates”), without the necessity of any breach or default on the part of the Maker hereunder or under any other Loan Document. Such Call Option shall be exercised by the Payee, in its sole and absolute discretion, by giving written notice to the Maker at least six (6) months prior to the applicable Call Date as to which the Payee is electing, which notice shall refer to this Note and state the Call Date elected by the Payee. The exercise of such right by the Payee shall not relieve the Maker of its obligation to make scheduled payments hereunder, or to pay any other sums due and owing hereunder, between the date of such notice and the elected Call Date. The exercise of such right by the Payee will result in the original principal amount of this Note not having been fully amortized by the payment of the monthly installments hereunder prior to the exercised Call Date and the Maker shall be obligated to make a payment of the entire amount of outstanding principal of this Note and interest and all other sums remaining unpaid hereunder on the Call Date.

(vi)	Note Extension Options

(a)         First Note Extension Option. Notwithstanding the terms, conditions, and provisions of Paragraph 1(v) above to the contrary, in the event the Payee exercises its Call Option with respect to the April 1, 2011 Call Date pursuant to Paragraph 1(v) above, the Maker shall have a one-time option (hereinafter referred to as the “First Note Extension Option”) to negate, cancel, and otherwise render null and void the Payee’s exercise of said Call Option; provided that the Maker shall have satisfied the following terms, conditions, and provisions:

(1)         The Maker shall have delivered to the Payee written notice of its intention to exercise the First Note Extension Option at least ninety (90) days prior to the April 1, 2011 Call Date (hereinafter referred to as the “First Extension Notice”); and

(2)           No Event of Default shall exist as of the date of the giving of the First Extension Notice and as of the April 1, 2011 Call Date; and

(3)           The entire outstanding principal balance of this Note shall be extended and converted to the Extension Rate as of the April 1, 2011 Call Date; and

(4)           At the Payee’s election, in its sole and absolute discretion, the extension of this Note and the modification of the applicable interest rate and interest rate spread shall be evidenced by a modification to this Note, the Mortgages, and the other Loan Documents, prepared by the Payee’s counsel and executed and delivered by the Maker, the Payee, the “Collateral Agent” (as such term is defined in Paragraph 6 below), and, if applicable, General Electric Capital Corporation, in its capacity as a lender (hereinafter, together with its successors, assigns, and any and all other future holders of any promissory note(s) evidencing all or any portion of “Loan B” (as such term is defined in Paragraph 30 below), shall be collectively referred to as the “Lender B”) effective as of the April 1, 2011 Call Date,

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and said modification documents shall be recorded (as determined by the Payee) in the applicable real property records for the “Premises” (as such term is hereinafter defined in Paragraph 6(ii) below). The loan policy of title insurance insuring each of the Mortgages must be down-dated by endorsement to bring forward the effective date through the April 1, 2011 Call Date or the date and time of recording of any such modification documents, in the event the modification documents are recorded, continuing all coverage and endorsements from the original policy through the date and time of recording of the modification documents and containing no new exceptions not expressly permitted by the terms of the Loan Documents since the original Loan A closing (or any subsequent endorsements approved by the Payee); and

(5)           On the April 1, 2011 Call Date, the Maker shall pay all reasonable attorneys’ fees and expenses for the Payee’s and the Collateral Agent’s outside counsel and all title costs, fees, and expenses in connection with such First Note Extension Option.

Notwithstanding the foregoing terms, conditions, and provisions of this Paragraph 1(vi)(a) to the contrary, in the event the Payee does not exercise its Call Option with respect to the April 1, 2011 Call Date, the Maker may still, if it so elects, exercise the First Note Extension Option in accordance with the terms, conditions, and provisions of this Note provided that the Maker shall have delivered to the Payee the First Extension Notice at least five (5) months prior to the April 1, 2011 Call Date.

(b)       Second Note Extension Option. Notwithstanding the terms, conditions, and provisions of Paragraph 1(v) above to the contrary, in the event the Payee exercises its Call Option with respect to the April 1, 2012 Call Date pursuant to Paragraph 1(v) above, the Maker shall have a one-time option (hereinafter referred to as the “Second Note Extension Option” and hereinafter the First Note Extension Option and the Second Note Extension Option shall be sometimes collectively referred to as the “Note Extension Options” and individually as a “Note Extension Option”) to negate, cancel, and otherwise render null and void the Payee’s exercise of said Call Option; provided that the Maker shall have satisfied the following terms, conditions, and provisions:

(1)        The Maker shall have delivered to the Payee written notice of its intention to exercise the Second Note Extension Option at least ninety (90) days prior to the April 1, 2012 Call Date (hereinafter referred to as the “Second Extension Notice” and hereinafter the First Extension Notice and the Second Extension Notice shall be sometimes collectively referred to as the “Extension Notices” and sometimes individually referred to as an “Extension Notice”); and

(2)        No Event of Default shall exist as of the date of the giving of the Second Extension Notice and as of the April 1, 2012 Call Date; and

(3)        The entire outstanding principal balance of this Note shall be extended and converted to the Extension Rate as of the April 1, 2012 Call Date; and

(4)        At the Payee’s election, in its sole and absolute discretion, the extension of this Note and the modification of the applicable interest rate and interest rate spread shall be evidenced by a modification to this Note, the Mortgages, and the other Loan Documents, prepared by the Payee’s counsel and executed and delivered by the Maker, the Payee, the Collateral Agent, and, if applicable, the Lender B effective as of the April 1, 2012 Call Date, and said modification documents shall be recorded (as determined by the Payee) in the applicable real property records for the Premises. The loan policy of

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title insurance insuring each of the Mortgages must be down-dated by endorsement to bring forward the effective date through the April 1, 2012 Call Date or the date and time of recording of any such modification documents, in the event the modification documents are recorded, continuing all coverage and endorsements from the original policy through the date and time of recording of the modification documents and containing no new exceptions not expressly permitted by the terms of the Loan Documents since the original Loan A closing (or any subsequent endorsements approved by the Payee); and

(5)        On the April 1, 2012 Call Date, the Maker shall pay all reasonable attorneys’ fees and expenses for the Payee’s and the Collateral Agent’s outside counsel and all title costs, fees, and expenses in connection with such Second Note Extension Option.

Notwithstanding the foregoing terms, conditions, and provisions of this Paragraph 1(vi)(b) to the contrary, in the event the Payee does not exercise its Call Option with respect to the April 1, 2012 Call Date, the Maker may still, if it so elects, exercise the Second Note Extension Option in accordance with the terms, conditions, and provisions of this Note provided that the Maker shall have delivered to the Payee the Second Extension Notice at least five (5) months prior to the April 1, 2012 Call Date.

(c)        No Change to Maturity Date; No Further Extensions. Notwithstanding the exercise by the Maker of any Note Extension Option, the Maturity Date shall remain the same as set forth and described in Paragraph 1(v) above. Except for the Note Extension Options specifically provided for in Paragraphs 1(vi)(a) and (b) above, the Maker shall have no additional such extension options under this Note or any of the other Loan Documents for any subsequently exercised Call Option or any subsequent Call Date.

2.          Place and Manner of Payments. All payments (including prepayments) to be made in respect of principal, interest or other amounts due from the Maker hereunder or under any other Loan Document shall be payable by 12:00 Noon. (New York City time), on the day when due. Such payments shall be made to the Payee by the Maker through the Payee’s loan servicer, General Electric Capital Corporation (hereinafter, together with any successor loan servicer or any other addressee from time to time designated by the Payee upon prior written notice to the Maker, collectively referred to as the “Payee’s Servicer”), from funds deposited with Payee’s Servicer pursuant to and in accordance with the terms, conditions, and provisions of that certain Lockbox Agreement dated of even date herewith, executed by and between the Maker and the Collateral Agent (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Lockbox Agreement”), in lawful money of the United States of America in funds immediately available at such office without setoff, counterclaim or other deduction of any nature; provided, however, in the event the Payee does not receive any payments due from the Maker hereunder or under any other Loan Document from funds deposited with Payee’s Servicer in accordance with the terms of the Lockbox Agreement or in the event such payments were not to have been made from said funds but from the Maker’s own funds or otherwise, then the Maker shall make such payments to the Payee or to a substitute servicer at such address or pursuant to such instructions as the Payee shall instruct the Maker in writing. Any such payment received by the Payee’s Servicer after 12:00 Noon (New York City time), on any day shall be deemed to have been received on the next succeeding Business Day. Whenever any payment to be made under this Note or any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

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3.         Application of Payments; Calculation of Interest. So long as no Event of Default exists, all payments on account of the “Indebtedness” (as such term is hereinafter defined) shall be applied: (i) first, to any and all unpaid fees, costs, and expenses due and owing to the Payee under the Loan Documents; (ii) next, to further advances, if any, made by the Payee or the Collateral Agent as provided in the Loan Documents; (iii) next, to any applicable “Late Charge” (as such term is hereinafter defined); (iv) next, to interest at the Default Rate, if applicable; (v) next, to the “Prepayment Premium” (as such term is hereinafter defined), if applicable; (vi) next, to interest at the Interest Rate on the unpaid principal balance of this Note unless interest at the Default Rate is applicable; and (vii) last, to reduce the unpaid principal balance of this Note. Interest shall be calculated based on a year of twelve thirty day months. While any Event of Default exists, payments may be applied by the Payee to the Indebtedness in such order and manner as the Payee may deem appropriate in its sole and absolute discretion. As used herein, the term “Indebtedness” shall mean the aggregate of the unpaid principal amount of this Note, accrued interest, all Late Charges, any Prepayment Premium, and advances made by the Payee and/or the Collateral Agent under any of the Loan Documents, and any and all fees, costs, expenses, and other sums due and owing by the Maker to the Payee under the Loan Documents.

4.         Late Charges; Default Rate. In the event any installment of principal or interest due hereunder, or any escrow fund payment for real estate taxes, assessments, other similar charges or insurance premiums due under the Mortgages shall be more than ten (10) days overdue, the Maker shall pay to the holder hereof a late charge (hereinafter referred to as the “Late Charge”) of four cents ($.04) for each dollar so overdue or, if less, the maximum amount permitted under applicable law. The foregoing late charge is intended to compensate the Payee for the expenses incident to handling any such delinquent payment and for the losses incurred by the Payee as a result of such delinquent payment. The Maker hereby covenants and agrees that, considering all of the circumstances existing on the date this Note is executed, the Late Charge represents a reasonable estimate of the costs and losses the Payee will incur by reason of late payment. The Maker and the Payee hereby further acknowledge and agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the Late Charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent the Payee or the Collateral Agent, on behalf of the “Lenders” (as such term is hereinafter defined) from exercising any other rights or remedies available to the Payee and/or the Collateral Agent hereunder or under any of the Loan Documents. Notwithstanding the stated Interest Rate to the contrary, from and after the date of any “Event of Default” (as such term is hereinafter defined), and after the maturity hereof, this Note shall bear interest at an interest rate equal to the lesser of (i) five percent (5.0%) above the Interest Rate then in effect or (ii) the highest interest rate permitted under the laws of the State of Illinois (such lesser rate hereinafter referred to as the “Default Rate”), which Default Rate shall be effective before and after judgment.

5.         Usury. THE PROVISIONS OF THIS PARAGRAPH 5 SHALL GOVERN AND CONTROL OVER ANY IRRECONCILABLY INCONSISTENT PROVISION CONTAINED IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT. The Payee shall never be entitled to receive, collect, or apply as interest on the Indebtedness (for purposes of this Paragraph 5, the word “interest” shall be deemed to include any sums treated as interest under applicable Federal, state and local law governing matters of usury and unlawful interest), any amount in excess of the “Highest Lawful Rate” (as such term is hereinafter defined) and, in the event the Payee ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and shall be treated hereunder as such. If the principal of this Note is repaid in full, any remaining excess shall be promptly paid to the Maker, without interest. In determining whether or not the interest paid or payable, under any specific

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contingency, exceeds the Highest Lawful Rate, the Maker and the Payee shall, to the maximum extent permitted under applicable Federal, state and local law: (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Highest Lawful Rate, the Payee shall refund to the Maker the amount of such excess and, in such event, the Payee shall not be subject to any penalties provided by any Federal, state and local law for contracting for, charging or receiving interest in excess of the Highest Lawful Rate. For the purposes of this Note, the defined term “Highest Lawful Rate” shall mean the maximum rate of interest which the Payee is allowed to contract for, charge, take, reserve or receive under applicable Federal, state and local law after taking into account, to the extent required by applicable Federal, state and local law, any and all relevant payments or charges hereunder.

6.         Collateral. As of the date hereof, the payment of this Note is secured by, among other things, (i) that certain Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated of even date herewith, executed by the Maker, as mortgagor, in favor of General Electric Capital Corporation, in its capacity as collateral agent (hereinafter referred to as the “Collateral Agent”) for the benefit of the Payee and the Lender B (hereinafter the Payee and the Lender B shall be collectively referred to as the “Lenders”), as mortgagee (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Fee Mortgage”), and (ii) that certain Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated of even date herewith, executed by the Maker, as mortgagor, in favor of the Collateral Agent for the benefit of the Lenders, as mortgagee (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Leasehold Mortgage” and hereinafter the Fee Mortgage and the Leasehold Mortgage shall be collectively referred to as the “Mortgages”), which Mortgages encumber certain real estate and other property interests situated in Cook County, Illinois, all as more particularly described in the Mortgages (hereinafter collectively referred to as the “Premises”). This Note, the Mortgages, and all other instruments now or hereafter evidencing, securing or guarantying the loan evidenced hereby are sometimes collectively referred to as the “Loan Documents”. The Mortgages contain “due on sale or further encumbrance” provisions which, together with all other terms of the Mortgages, are incorporated herein by this reference. In addition, Mortgages provide that a default under this Note or under any other Loan Document shall constitute a default under such Mortgages.

7.	Prepayments.

(i)          Voluntary Prepayments. The Maker may prepay in full (but not in part) the outstanding principal balance of this Note, together with any unpaid interest, as follows:

(a)           Not later than thirty (30) days prior to the date of such prepayment, the Maker shall deliver written notice to the Payee (hereinafter referred to as a “Prepayment Notice”) that the Maker intends to prepay this Note in full on the date specified in the Prepayment Notice (hereinafter referred to as the “Prepayment Date”); and

(b)          The Maker shall pay to the Payee at the time of such prepayment, a sum (hereinafter referred to as the “Prepayment Premium”) which, together with the amount prepaid, is intended to enable the Payee to invest in a U.S. Treasury obligation or other similar investment selected

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by the Payee until the Maturity Date or, if earlier, the next applicable Call Date to produce, as nearly as possible, the same effective yield to the Maturity Date or, if earlier, the next applicable Call Date as this Note until the Maturity Date or, if earlier, the next applicable Call Date. Such Prepayment Premium shall be the greater of the following calculations:

(1)

The sum of (x) the present value of the scheduled monthly payments on this Note from the date of prepayment to the Maturity Date or, if earlier, the next applicable Call Date, plus (y) the present value of the amount of principal and interest due on the Maturity Date or, if earlier, the next applicable Call Date (assuming all scheduled monthly payments due prior to the Maturity Date or, if earlier, the next applicable Call Date were made when due); minus (z) the outstanding principal balance of this Note as of the date of prepayment. The present values described in the foregoing clauses (x) and (y) are computed on a monthly basis as of the date of prepayment discounted at an interest rate equal to the yield of actively traded U.S. Treasuries having the same maturity as the Maturity Date or, if earlier, the next applicable Call Date as published in the Federal Reserve Statistical Release H.15 (519) Selected Interest Rates listed under the U.S. Governmental Securities, Treasury Constant Maturities (hereinafter referred to as the “Treasury Rate”). The Treasury Rate so used shall be the “Week Ending” yield for the week immediately preceding the date of such prepayment. If no Treasury Constant Maturities are published for the specific length of time from the date of prepayment of this Note to the Maturity Date or to the next applicable Call Date, whichever is next to occur, the Treasury Rate that shall be used shall be computed based on a linearly interpolated interest rate yield between the two Treasury Constant Maturities that (I) most closely correspond with the Maturity Date or the next applicable Call Date, whichever is next to occur, as of the date of such prepayment and (II) bracket in time such Maturity Date or the next applicable Call Date, one being before the Maturity Date or the next applicable Call Date and the other being after the Maturity Date or the next applicable Call Date. If for any reason the above Treasury Rate is no longer published in the Federal Reserve Statistical Release H.15 (519) Selected Interest Rates, the Treasury Rate shall be based on the yields reported in another publication of comparable reliability and institutional acceptance as selected by the Payee, in its sole and absolute discretion, which most closely approximates yields in percent per annum of actively traded U.S. Treasuries of varying maturities; or

(2)	One percent (1%) of the then outstanding principal balance of this Note.

(c)           Except as provided in the next sentence or as required under Paragraphs 7(ii) and 7(i)(d) below, in no event shall the amount prepaid be less than the sum of (1) the total amount of the then outstanding principal of this Note, plus (2) all accrued and unpaid interest on this Note, plus (3) one percent (1%) of such amount set forth in clause (1) of this Paragraph 7(i)(c). In the event of acceleration of this Note at any time and a subsequent involuntary or voluntary prepayment, the Prepayment Premium shall be payable except for a prepayment which results from the application of

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proceeds from insured damage, condemnation or other taking of the Premises when no Event of Default (other than an Event of Default based solely on the fact that a casualty, condemnation, or other taking of the Premises has occurred) exists. In the event the Prepayment Premium was ever construed by a court having jurisdiction thereof to be an interest payment, in no event shall the Prepayment Premium ever exceed an amount equal to the excess, if any, of (x) interest calculated at the highest applicable rate permitted by applicable law, as construed by courts having jurisdiction thereof, on the principal balance of this Note from time to time outstanding from the date thereof to the date of such acceleration, minus (y) interest theretofore paid and accrued on this Note.

(d)        Notwithstanding the terms, conditions, and provisions of this Paragraph 7(i) to the contrary, there shall be no Prepayment Premium due and owing to the Payee with respect to any prepayment made in accordance with the terms, conditions, and provisions hereof on or after April 1, 2010.

(ii)       Mandatory Prepayments. In the event that the fee simple title to the fourteenth floor (hereinafter referred to as the “Fourteenth Floor”) of that portion of the Premises constituting a fifty-two story Class A high rise office tower (hereinafter referred to as the “Office Premises”) is sold, transferred, or otherwise conveyed to any “Person” (as such term is hereinafter defined), in addition to the payment of any applicable Prepayment Premium, the Maker shall be required to make an immediate mandatory partial principal prepayment of this Note in an amount (hereinafter such amount shall be referred to as the “Mandatory Principal Prepayment Amount”) equal to the greatest of the following:

(a)         an amount equal to (1) the principal amount outstanding under this Note as of the date the payment of such Mandatory Principal Prepayment Amount is made (hereinafter referred to as the “Note A Outstanding Amount”) plus (2) the principal amount outstanding under the “Note B” (as such term is defined in Paragraph 34 of this Note) as of the date the payment of such Mandatory Principal Prepayment Amount is made divided by (3) 1,093,025 multiplied by (4) 31,370 multiplied by (5) the “Payee’s Pro Rata Share of the Release Price” (as such term is defined below); or

(b)        an amount equal to (1) $4,300,000.00 multiplied by (2) the Payee’s Pro Rata Share of the Release Price; or

(c)         an amount equal to (1) the difference between (x) one hundred percent (100%) of the gross sales proceeds paid to the Maker, as seller, in connection with such sale minus (y) all ordinary and customary out-of-pocket transactional closing costs paid to third parties (not Affiliates of Maker) in connection with such sale, including, without limitation, legal expenses, realty transfer fees and taxes, recording fees and recording taxes, payable by the Maker with respect to, and solely as a result of, such sale, but specifically excluding brokerage commissions minus (z) the amount of all actual abatement and demolition costs and expenses incurred by the Maker in connection with the asbestos remediation of the Fourteenth Floor (hereinafter the amount described in this clause (z) shall be referred to as the “Abatement and Demolition Reimbursement”) multiplied by (2) the Payee’s Pro Rata Share of the Release Price.

For the purposes of this Note, the defined term “Payee’s Pro Rata Share of the Release Price” shall mean an amount equal to a fraction, the numerator of which is the Note A Outstanding Amount and the denominator of which is equal to the sum of (A) the Note A Outstanding Amount plus (B) the principal amount outstanding under the “Note B” (as such term is defined in Paragraph 34 of this Note) as of the same date.

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8.	Real Property Tax and Insurance Premium Escrows; Ground Rent Escrows.

(i)          Real Property Tax and Insurance Premium Escrows. The Maker shall be required to maintain escrows for the payment of the real property taxes for the Premises and the insurance premiums for the Premises as required by Paragraphs 4 and 7 of the Mortgages.

(ii)         Ground Rent Escrows. The Maker shall be required to maintain escrows for the payment of the ground rent for the Premises as required by Paragraph 4 of the Leasehold Mortgage.

9.         Events of Default. It is hereby expressly agreed by the Maker that time is of the essence in the performance of this Note and the other Loan Documents and that each of the following occurrences shall constitute a default (hereinafter each such default shall be referred to as an “Event of Default”) under this Note:

(i)	The failure of the Maker to:

(a)        make any payment of principal or interest under this Note within ten (10) days after the same shall fall due, or

(b)       comply with any of the other terms of this Note or any of the other Loan Documents within thirty (30) days after written notice of such failure has been given by the Payee to the Maker or within such longer period of time, not to exceed an additional sixty (60) days, as may be reasonably necessary to cure such non-compliance if the Maker is diligently and with continuity of effort pursuing such cure and the failure is susceptible of cure within such additional sixty (60) day period;

(ii)       The failure of the Maker to make payment of any amount due the Payee or the Collateral Agent under any Loan Document other than this Note, including, without limitation, the Mortgages, on the date the same shall fall due (including any applicable grace period or within ten (10) days of the date due if no grace period is provided);

(iii)      The occurrence of any “default” and/or “event of default” (as such terms are defined in any other Loan Document, including, without limitation, the Mortgages), after the giving of any required notice and/or the passing of any applicable grace or cure periods; and

(iv)      The occurrence of any “default” and/or “event of default” occurring in connection with Loan B, after the giving of any required notice and/or the passing of any applicable grace or cure periods.

10.	Rights and Remedies.

(i)        Upon the occurrence and during the continuance of an Event of Default, the Maker hereby promises to pay interest on the outstanding principal balance of this Note at the Default Rate as required by Paragraph 4 of this Note.

(ii)       The Payee shall have the following rights, powers, privileges, options and remedies whenever any Event of Default shall occur and be continuing under this Note:

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(a)	To foreclose, or exercise any power of sale under, the Mortgages.

(b)       To accelerate the maturity of the Indebtedness and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, this Note, together with any Prepayment Premium, without demand or notice of any kind to the Maker or any other Person, to be immediately due and payable.

(c)        To exercise any and all rights, powers, privileges, options and remedies available at law or in equity and as provided in any of the Loan Documents.

11.       Costs and Expenses. Upon the occurrence of an Event of Default, the Maker expressly agrees to pay all costs of collection and enforcement of every kind, including without limitation, all reasonable attorneys’ fees and expenses, court costs, costs of title evidence and insurance, inspection and appraisal costs and expenses of every kind incurred by the Payee in connection with the protection or realization of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto, including, without limitation, any post-judgment collection costs and expenses. The occurrence of an Event of Default under this Note shall constitute an Event of Default under each and all of the other Loan Documents.

12.       Rights and Remedies Cumulative. The rights, powers, privileges, options and remedies of the Payee, as provided in this Note, in any of the Loan Documents, or otherwise available at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of the Payee, and may be exercised as often as occasion therefor shall occur. No delay or discontinuance in the exercise of any right, power, privilege, option or remedy hereunder shall be deemed a waiver of such right, power, privilege, option or remedy, nor shall the exercise of any right, power, privilege, option or remedy be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. Without limiting the generality of the foregoing, the failure of the Payee after the occurrence of any Event of Default to exercise the Payee’s right to declare the Indebtedness remaining unmatured hereunder to be immediately due and payable shall not constitute a waiver of such right in connection with any future Event of Default. Acceleration of maturity, once elected by the Payee, may be, in the Payee’s sole and absolute discretion rescinded by the Payee’s written acknowledgment to that effect, but without limiting the foregoing the tender and acceptance of partial payment or partial performance shall not, by itself, in any way affect or rescind such acceleration.

13.        Taxes; Revenue Stamps. If at any time the United States Government, the State of Illinois, or any department or bureau thereof shall require internal revenue stamps on this Note, upon demand, the Maker shall pay for same and upon default in such payment within ten (10) days after demand for same, the holder of this Note may pay for such stamps and add the amount so paid to the principal debt evidenced by this Note and secured by the Mortgages, and said additional principal shall bear interest at the Interest Rate. If any law or ordinance adopted hereafter imposes a tax on the holder hereof with respect to this Note, the holder shall have the right at its election from time to time to require the Maker, upon thirty (30) days notice, to pay such tax and, if not so paid, the holder hereof may pay such sum, which sum shall thereafter be added to the principal debt evidenced by this Note and secured by the Mortgages, and said additional principal shall bear interest at the Interest Rate. All of the obligations herein contained shall be absolute and unconditional, without regard to the liability of any other party hereto.

14.	Waiver. The Maker hereby waives presentment for payment, demand, notice of

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nonpayment, notice of dishonor, protest of any dishonor, notice of protest, notice of intent to accelerate, notice of acceleration of maturity, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except as otherwise provided herein. The Payee shall not by any acts of omission or commission be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the Payee, and then only to the extent specifically set forth therein; a waiver in respect of one event shall not be construed as continuing or as a bar to the exercise or waiver of such right or remedy in respect of a subsequent event. The Maker hereby expressly waives: (i) the right to direct the application of any and all payments or collections at any time or times hereafter received by the Payee on account of any Indebtedness except for such application as are explicitly required under this Note; and (ii) demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal relating to any of the Loan Documents.

15.       Notices. All notices, demands, requests, and other communications desired or required to be given hereunder (hereinafter individually referred to as a “Notice” and collectively referred to as the “Notices”) shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices. All Notices shall be deemed given and effective upon the earliest to occur of: (a) the hand delivery of such Notice to the address for Notices; (b) one (1) Business Day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (c) three (3) Business Days after depositing the Notice in the United States mail as set forth in clause (iii) above. All Notices shall be addressed to the following addresses:

Maker:	330 N. Wabash Avenue, L.L.C.
c/o Prime Group Realty Trust
77 West Wacker Drive
Suite 3900
Chicago, Illinois 60601
Attn.:	Mr. Jeffrey A. Patterson
President and Chief Executive Officer

With a copy to:	Prime Group Realty Trust
77 West Wacker Drive
Suite 3900
Chicago, Illinois 60601
Attn.: James F. Hoffman, Esq.

and

Jones Day
77 West Wacker Drive, 35th Floor
Chicago, Illinois 60601
Attn.: Stephen E. Hall, Esq.

Payee:	ING USA Annuity and Life Insurance Company
c/o ING Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

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Atlanta, Georgia, 30327-4349

Attention: Mortgage Loan Servicing Department

and

ING Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia, 30327-4349

Attention: Real Estate Law Department

With a copy to:	Reed Smith LLP
136 Main Street, Suite 250

Princeton, New Jersey 08540

Attention: Daniel F. Peck, Jr., Esq.

or to such other Persons or at such other place as any party hereto may by Notice designate as a place for service of Notice. Provided, that the “copy to” Notice to be given as set forth above is a courtesy copy only; and a Notice given to such Person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

16.        Successors and Assigns; Governing Law. This obligation shall bind the Maker and its successors and assigns, and the benefits hereof shall inure to the Payee and its successors and assigns, and subsequent holders hereof. This Note shall be governed by and construed in accordance with the laws (excluding conflicts of laws rules) of the State of Illinois.

17.        Indemnification. The Maker hereby agrees to and hereby does defend, indemnify, protect, and save harmless the Payee, as well as the Payee’s directors, officers, employees, attorneys, shareholders, agents, contractors, sub-contractors, appraisers, consultants, licensees, participants, successors, and assigns (hereinafter referred to collectively as the “Indemnified Parties” and individually as an “Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature (whether direct, indirect or consequential, and whether resulting from the simple negligence of any of the Indemnified Parties) and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Note, the other Loan Documents, or the Indebtedness; provided, however, the Maker shall not be obligated to defend, indemnify, protect, or save harmless an Indemnified Party, with respect to any loss, damage, expense or liability caused by or resulting from said Indemnified Party’s own gross negligence or willful misconduct. If any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against the Maker, said Indemnified Party, against whom such action was brought shall promptly notify the Maker in writing, and the Maker shall assume the defense thereof, including the employment of counsel selected by the Maker and reasonably satisfactory to said Indemnified Party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by said Indemnified Party, said Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof. The Maker shall not be liable for any settlement of any such action effected without the Maker’s consent, but if settled with the Maker’s consent, or if there be a final judgment for the claimant in any such action, the Maker hereby agrees to indemnify and save harmless said Indemnified Party against whom such action was brought

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from and against any loss or liability by reason of such settlement or judgment. The provisions of this Paragraph 17 shall survive the termination of this Note and the repayment of all principal, interest, fees, costs, and other expenses evidenced by this Note.

18.        Partial Invalidity. In case any term or provision of this Note or the application thereof to any Person or any circumstance shall to any extent be unenforceable or invalid for any reason, the remainder of this Note, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be impaired thereby, and such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, shall be deleted from this Note.

19.        Definitions. All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Mortgages. The term “Business Day” and “Business Days” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or the State of Illinois or other day on which banking institutions are authorized or obligated to close in the State of New York or the State of Illinois. The term “Person” shall mean an individual, limited liability company, corporation, partnership (whether general or limited), trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity. The term “Potential Default” shall mean the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

20.        Payee’s Records Controlling. The unpaid principal amount of this Note, the unpaid interest accrued hereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Payee, which shall be conclusive absent manifest or arithmetical error.

21.	Intentionally Omitted.

22.        Amendments and Modifications. This Note and the other Loan Documents shall not be amended, modified or supplemented without the prior express written consent of the Maker and the Payee. The Maker and the Payee hereby expressly covenant and agree that for purposes of this Note and each and every other Loan Document: (i) this Note and each and every other Loan Document shall be a “credit agreement” under the Illinois Credit Agreements Act, 815 ILCS 160/1 et seq., as amended and modified from time to time (hereinafter referred to as the “Credit Act”); (ii) the Credit Act applies to this transaction including, but not limited to, the execution of this Note and each and every other Loan Document; and (iii) any action on or in any way related to this Note and each and every other Loan Document shall be governed by the Credit Act. If this Note or any other Loan Document contains blanks when executed, the Payee is hereby authorized by the Maker to complete such blanks according to the terms upon which this Note is executed and delivered. In the event of a scrivener’s error in any term of this Note, the Maker shall take all such actions to correct such scrivener’s error and to conform this Note and the other Loan Documents to the intended terms and provisions.

23.       Entire Agreement; Integration. This Note, the Mortgages, the other Loan Documents, the “Environmental Indemnification Agreements” (as such term is hereinafter defined), and the “Non-Recourse Guaranty” (as such term is hereinafter defined) constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and thereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof and thereof.

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24.        Authorization. The Maker hereby warrants, covenants, represents and confirms that it is duly and legally designated and authorized to execute and deliver this Note and that this instrument is valid and binding on the Maker in accordance with its terms by reason of such execution.

25.       WAIVER OF JURY TRIAL. THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS NOTE, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTION OF ANY PARTY HERETO. NO PARTY SHALL SEEK TO CONSOLIDATE BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES.

26.       Limited Recourse. Subject to the terms of the next succeeding paragraph and notwithstanding anything to the contrary otherwise contained in this Note, but without in any way releasing, impairing or otherwise affecting this Note, or any of the other Loan Documents, including, without limitation, that certain Environmental Indemnification Agreement #1 dated of even date herewith, that certain Environmental Indemnification Agreement #2 dated of even date herewith, each executed by the Maker (hereinafter, as they may be from time to time amended, modified, extended, renewed, refinanced, substituted and/or supplemented, collectively referred to as the “Environmental Indemnification Agreements”), that certain Guaranty of Non-Recourse and Environmental Indemnity Obligations dated of even date herewith executed by Prime Group Realty, L.P., a Delaware limited partnership (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Non-Recourse Guaranty”), and any other guaranties or indemnification agreements, or the validity hereof or thereof, or the lien of the Mortgages, it is agreed that the Payee’s source of satisfaction of the Indebtedness and the Maker’s other obligations hereunder (including, without limitation, the Maker’s indemnification obligations set forth and described in Paragraph 17 above) and under the Loan Documents (other than the Environmental Indemnification Agreements, the Non-Recourse Guaranty, and any other guaranties or indemnification agreements) is limited to (i) the Premises and proceeds thereof, (ii) rents, income, issues, proceeds and profits arising out of the Premises subsequent to an Event of Default, and (iii) the Environmental Indemnification Agreements, the Non-Recourse Guaranty, and any other guaranties or indemnification agreements guarantying or indemnifying the Payee with respect to the payment of any amounts due hereunder and under the Loan Documents and/or the Maker’s performance hereunder and under the Loan Documents, if any; provided, however, that nothing herein contained shall be deemed to be a release or impairment of said Indebtedness or the security therefor intended by the Mortgages, or be deemed to preclude the Payee from foreclosing the Mortgages or from enforcing any of the Payee’s rights or remedies in law or in equity thereunder, or in any way or manner affecting the Payee’s rights and privileges under any of the Loan Documents, the Environmental Indemnification Agreements, the Non-Recourse Guaranty, and/or any other guaranties or indemnification agreements which act as support for the Maker’s payment and/or performance hereunder and/or under the Loan Documents.

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PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANY TERM, CONDITION, OR PROVISION OF THIS NOTE TO THE CONTRARY, THE MAKER SHALL PAY, AND THERE SHALL AT NO TIME BE ANY LIMITATION ON THE MAKER’S PERSONAL LIABILITY FOR THE PAYMENT TO THE PAYEE OF:

(a)        the rents or other income, issues, profits, and revenues derived from the Premises after the occurrence of an Event of Default to the extent applied by the Maker to anything other than (i) normal and necessary operating expenses of the Premises or (ii) the Indebtedness evidenced by this Note or Loan B. It is understood that any rents collected more than one month in advance as of the time of the occurrence of any Event of Default shall be considered to have been collected after the occurrence of such Event of Default;

(b)       any security deposits with respect to any portion of the Premises received by the Maker at any time (other than those security deposits which are returned to the applicable tenants in accordance with the terms of their respective leases), which security deposits are not delivered to the Collateral Agent immediately following the occurrence of an Event of Default and the Collateral Agent’s making of written demand therefor;

(c)        any losses, costs, or damages incurred or suffered by the Payee arising out of or in connection with fraud or material misrepresentations to the Payee by the Maker (or by any of its general partners, officers, shareholders, members, or agents, as applicable);

(d)       any losses, costs, or damages incurred or suffered by the Payee arising out of or in connection with the Maker’s use or misapplication of (i) any proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Premises, or (ii) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of any portion of the Premises, in the case of each of the foregoing clauses (i) and (ii), for purposes other than those set forth in the Loan Documents;

(e)        any losses, costs, or damages incurred or suffered by the Payee arising out of or in connection with any waste of the Premises or any portion thereof and all reasonable costs incurred by the Payee in order to protect the Premises from waste;

(f)        any taxes, assessments, and insurance premiums for which the Maker is liable under this Note, the Mortgages, or any of the other Loan Documents and which are paid by the Payee (but not including the proportionate amount of any such taxes, assessments and insurance premiums which accrue following the date of foreclosure (plus any applicable redemption period) or acceptance of a deed-in-lieu of foreclosure); provided, however, that the Maker shall not be liable for such taxes, assessments, or insurance premiums to the extent that, on the date when such amounts were originally due and owing, there were sufficient funds in the “Lockbox Account” (as such term is defined in the Lockbox Agreement) to pay such amounts (together with any other “Recourse Exemptions” (as such term is defined below) claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the “Loans” (as such term is hereinafter defined). For the purposes of this Paragraph 26, the defined term “Recourse Exemptions” shall mean those amounts described in Paragraphs 26(f), (h), (i), and (m) hereof for which the Maker is not personally liable based upon the amount of funds in the Lockbox Account as of a certain date;

(g)	any losses, costs, or damages incurred or suffered by the Payee arising

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out of or in connection with the Maker’s covenants, obligations, and liabilities contained in the Environmental Indemnification Agreements;

(h)       any losses, costs, or damages incurred or suffered by the Payee arising out of or in connection with any construction lien, mechanic’s lien, materialmen’s lien, or similar lien filed or recorded against the Premises; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such lien to the extent that, on the date when the amounts claimed under such lien were originally due and owing, there were sufficient funds in the Lockbox Account to pay such amounts (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the Loans;

(i)        any losses, costs, or damages incurred or suffered by the Payee arising out of the failure of the “Improvements” (as such term is defined in the Mortgages) to comply with the accessibility provisions of The Americans with Disabilities Act (hereinafter referred to as the “ADA”) and each of the regulations promulgated thereunder, as the same may be amended from time to time, which provisions are required by any governmental authority having jurisdiction over the Premises; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such failure to the extent that, on the date when said Improvements were to have been made or should have been made to comply with the ADA, there were sufficient funds in the Lockbox Account to pay for such work (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the Loans;

(j)        the total Indebtedness evidenced by this Note and the other Loan Documents in the event that (i) the Collateral Agent is prevented from acquiring title to the Premises after the occurrence of an Event of Default because of the failure of the Maker’s title under federal, state, or local laws (less any recovery that the Payee is successful in collecting from any title insurance policy that it holds in connection with the Premises), or (ii) the Maker voluntarily files a petition in bankruptcy or commences a case or insolvency proceeding under any provision or chapter of the Federal Bankruptcy Code;

(k)       any losses, costs, or damages incurred or suffered by the Payee resulting from any act of the Maker, or its general partners, members, shareholders, officers, directors, beneficiaries, and/or trustees, as applicable, to obstruct, delay or impede the Payee from exercising any of its rights or remedies under the Loan Documents;

(l)        the total Indebtedness evidenced by this Note and the Loan Documents in the event that (i) the Maker makes or permits a transfer of an interest in the Maker or the Premises not expressly approved by the Payee in writing or not expressly permitted by the terms of the Loan Documents; (ii) the Maker voluntarily creates, allows, or permits to exist an encumbrance on any portion of the Premises or in an interest in the Maker not expressly approved by the Payee in writing or not expressly permitted by the terms of the Loan Documents; or (iii) the Maker becomes the subject of an involuntary proceeding under the Federal Bankruptcy Code or similar state insolvency laws, and either (1) the Maker or any “Affiliate” (as such term is defined hereinbelow) of the Maker conspired or cooperated with one or more creditors of the Maker to commence such involuntary proceeding, or (2) the Maker fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding. As used solely in this Paragraph 26, the term “Affiliate” shall mean any Person (A) which owns

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beneficially, directly or indirectly, any outstanding membership interests in the Maker (other then solely as a result of such Person’s ownership of less than ten percent (10%) of the publicly traded shares of Prime Group Realty Trust, a Maryland real estate investment trust) or (B) which controls or is under common control with the Maker. As used in the foregoing definition of “Affiliate”, the defined terms “control” and “under common control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

(m)      any losses, costs, or damages incurred or suffered by the Payee resulting from the existence of an encumbrance (other then an encumbrance described in subparagraph 26(l)(ii) above) on any portion of the Premises which encumbrance was not expressly approved by the Payee in writing or which encumbrance is not expressly permitted by the terms of the Loan Documents; provided, however, that the Maker shall not be liable for such losses, costs, or damages with respect to any such encumbrance to the extent that, on the date when the amounts secured by said encumbrance were originally due and owing, there were sufficient funds in the Lockbox Account to pay such amounts (together with any other Recourse Exemptions claimed by the Maker under this Paragraph 26 for the same date) and said funds were instead applied to the payment of debt service in connection with the Loans;

(n)          any losses, costs, or damages incurred or suffered by the Payee arising out of or incurred as a result of the Maker’s entering into, modifying or canceling any leases in violation of the terms of the Mortgages or any of the other Loan Documents;

(o)          any losses, costs, or damages incurred or suffered by the Payee arising out of or incurred as a result of any brokerage commission or finder’s fees claimed in connection with the closing of the Loans;

(p)       a portion of the principal amount of the Loan equal to the amount of any principal for which the Maker becomes personally liable pursuant to Section 5.9(5) of the Loan Agreement; and

(q)       all costs and fees (including, without limitation, reasonable attorneys’ fees and expenses), incurred by the Payee in connection with the enforcement of the Payee’s rights to receive the amounts described in subparagraphs (a) through (p) above.

Nothing in this Paragraph 26 shall be deemed to be a waiver of any right which the Payee may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Federal Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to the Payee under the Loan Documents or to require that all collateral securing the Loan A shall continue to secure the amounts due under the Loan Documents.

27.        USA Patriot Act, Prohibited Person, and Anti-Terrorism Representations, Warranties, and Covenants.

(i)          In addition to, and not by way of limitation of any other compliance requirements, the Maker hereby represents and warrants as of the date hereof and at all times during the term of the Loan A until the Loan A shall have been repaid in full as follows:

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(a)         The Maker, the controlling owners of the Maker and, to the knowledge of the Maker, any of its other direct and indirect owners have established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the “USA Patriot Act” (as such term is hereinafter defined).

(b)        The Maker, the controlling owners of the Maker and, to the knowledge of the Maker, any of its other direct and indirect owners have identified and will continue to identify, the entities with whom they do business, and will retain all documentation necessary to identify those entities and their sources of funds.

(c)         Neither the Maker nor any of the controlling owners of the Maker not, to the knowledge of the Maker, any of its other direct and indirect owners are a “Prohibited Person” (as such term is hereinafter defined).

(d)        The Maker, the controlling owners of the Maker and, to the knowledge of the Maker, any of its other direct and indirect owners do not and will not (1) conduct any business or engage in any transaction or dealing with any Prohibited Person or (2) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to “Executive Order 13224” (as such term is hereinafter defined).

(e)         The Maker, the controlling owners of the Maker and, to the knowledge of the Maker, any of its other direct and indirect owners are and will continue to be in compliance with the “Anti-Terrorism Laws” (as such term is hereinafter defined).

(f)         None of the funds of the Maker have been derived from any unlawful activity with the result that the investment in the Maker is prohibited by law or that this Note is in violation of any Anti-Terrorism Laws.

(ii)       In addition to, and not by way of limitation of any other compliance requirements, the Maker hereby covenants and agrees at all times during the term of the Loan A until the Loan A shall have been repaid in full that the Maker shall: (a) comply with all requirements of law relating to any Anti-Terrorism Laws; (b) immediately notify the Payee in writing if the Maker obtains actual knowledge that any of the representations, warranties, or covenants set forth in this Paragraph 27 are no longer true or have been breached with respect to the Maker; (c) not use funds from any Prohibited Person to make any payment due to the Payee under this Note or the other Loan Documents; and (d) at the request of the Payee, to provide such information as may be reasonably requested by the Payee to determine the Maker’s compliance with the terms, conditions, and provisions hereof.

For purposes of this Paragraph 27, the following defined terms shall have the following meanings:

(1)       “Anti-Terrorism Laws” are any laws related to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, including without limitation, The Trading With the Enemy Act, 50 U.S.C. App. §§ 1-44, The International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, The Iraqi Sanctions Act, Pub.L. 101-513, secs. 586-586J, 104 Stat. 2047-55, The United Nations Participation Act, 22 U.S.C. § 287c, The International Security and Development Cooperation Act, 22 U.S.C. §§ 2349aa-8 and -9, The Cuban Democracy Act, 22 U.S.C.

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§ 6001-10, The Cuban Liberty and Democratic Solidarity (LIBERTAD) Act, 22 U.S.C. §§ 6021-91, The Antiterrorism and Effective Death Penalty Act (enacting 8 U.S.C. § 219, 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B), The Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182 Executive Order 13224, and the USA Patriot Act, and any regulations promulgated under any of them.

(2)       “Executive Order 13224” is defined as Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001.

(3)       “Prohibited Person” is defined as (A) a Person subject to the provisions of Executive Order 13224; (B) a Person owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (C) any person on entity with whom the Maker or the Payee is prohibited from dealing by any of the Anti-Terrorism Laws; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (E) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (F) a Person who is affiliated with a Person described in clauses (A) through (E) inclusive above.

(4)       “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

28.       SPE Covenants. The Maker hereby represents, warrants, and covenants for the benefit of the Payee as follows:

(i)        The Maker has not owned, does not own, and will not own any asset or property other than (a) the Premises, and (b) incidental personal property necessary for the ownership or operation of the Premises.

(ii)       The Maker has not entered into and will not engage in any business other than the ownership, management and operation of the Premises, and the Maker will conduct and operate its business as conducted and operated as of the date of this Note.

(iii)      Except for that certain Amended and Restated Management Agreement, dated March [__], 2008, executed by and between the Maker, as owner, and Prime Group Realty, L.P., a Delaware limited partnership, as manager, with respect to the management of the Premises described in the Fee Mortgage (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Office Tower Management Agreement”), the Maker has not entered into and will not enter into any contract or agreement with any “Affiliate” (as such term is defined below in this Paragraph 28(iii)) of the Maker, any constituent party of the Maker, or any Affiliate of any constituent party, except upon terms and conditions that have been, are and shall be intrinsically fair and substantially similar to those that would be available on an arms length basis with third parties other than any such party. As used solely in this Paragraph 28, the term “Affiliate” shall mean any Person other than an “SPC Party” (as such term is defined below) (1) which owns beneficially, directly or indirectly, ten percent (10%) or more of the outstanding membership interests, shares of stock, of other form of ownership interests of any SPC Party or (2) which controls or is under common control with the Maker or any SPC Party. As used solely in the foregoing definition of “Affiliate”, the terms “controls” and “under common control” shall mean the possession, directly or indirectly, of the power to direct or

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cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the purposes of this Paragraph 28, the defined term “SPC Party” shall mean the sole member and any managing member or manager of the Maker.

(iv)      The Maker has not incurred and will not incur any additional indebtedness other than (a) the Indebtedness and the indebtedness owed to the Lender B as of the date of this Note, (b) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid when due, and (c) debt incurred in the financing of equipment and other personal property used on the Premises. No indebtedness other than the indebtedness secured by the Mortgages may be secured (subordinate or pari passu) by the Premises.

(v)       The Maker has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party or any Affiliate of any constituent party), and has not and shall not acquire obligations or securities of its Affiliates or any constituent party.

(vi)      The Maker has been, is and will remain solvent and the Maker has paid, and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same have become due and as same shall become due.

(vii)     The Maker has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and the Maker will not, nor will the Maker permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of the Maker or such constituent party without the prior express written consent of the Payee and the Collateral Agent.

(viii)    The Maker has maintained, and will maintain, all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party and the Maker will file its own tax returns. The Maker shall maintain its books, records, resolutions and agreements as official records.

(ix)      The Maker has been and will be, and at all times has held itself out and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Maker, any constituent party of the Maker, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number, if any, and separate stationery, invoices and checks.

(x)       The Maker has maintained, and will maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(xi)      Neither the Maker nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Maker.

(xii)     The Maker has not commingled and will not commingle the funds and other assets of the Maker with those of any Affiliate or constituent party, or any Affiliate of any constituent

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party, or any other Person.

(xiii)    The Maker has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other Person.

(xiv)    The Maker has not, and the Maker does not and will not hold itself out to be responsible for the debts or obligations of any other Person.

(xv)      Each SPC Party shall be a limited liability company whose sole asset is its interest in the Maker and each such SPC Party will at all times comply, and will cause the Maker to comply, with each of the representations, warranties, and covenants contained in this Paragraph 28 as if such representation, warranty or covenant was made directly by such SPC Party.

(xvi)    The Maker shall, and shall cause each SPC Party to, at all times have at least one duly appointed independent manager (hereinafter referred to as an “Independent Manager”) who is a natural person provided to the Maker and/or such SPC Party by a nationally-recognized company that provides professional independent managers/directors and who shall not have been at the time of such individual’s appointment or at any time while serving as a non-member manager of the Maker and/or such SPC Party, and may not have been at any time during the preceding five years any of the following: (a) a stockholder, director (other than as an independent manager or independent director to the Maker and/or such SPC Party or any “General Affiliate” (as such term is defined below in this Paragraph 28(xvi)) of the Maker and/or such SPC Party), officer, employee, partner, member (other than as a special member), attorney or counsel to the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such SPC Party; (b) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such SPC Party (other than in his or her service as an independent manager, independent director, or special member); (c) any General Affiliate of any such stockholder, director, officer, employee, partner, member, customer, supplier, or other Person (other than in his or her service as an independent manager, independent director, or special member of the Maker and/or such SPC Party or any General Affiliate of the Maker and/or such SPC Party); (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier, or other Person; or (e) a Person which controls, is controlled by, or is under common control with any Person excluded from serving as an Independent Manager under the foregoing clauses (a) through (d). As used solely in this Paragraph 28(xvi), the term “General Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. As used solely in the foregoing definition of “General Affiliate”, the terms “controlling”, “controlled”, and “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership, or membership interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other person in which it owns, directly or indirectly, a majority of the ownership interests.

(xvii)   The Maker shall not cause or permit the members or managers of the Maker or any SPC Party to take any action which, under the terms of any certificate of formation, operating agreement, or any voting trust agreement with respect to any membership interests in the Maker or such SPC Party, requires the vote of the Independent Manager(s) of the Maker and/or such SPC Party without the prior express written approval of the Independent Manager(s) of the Maker and/or such SPC Party.

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29.         Fourteenth Floor Release Privilege. Notwithstanding anything in this Note or in the Loan Documents to the contrary, the Maker shall be permitted to sell the Fourteenth Floor in accordance with the terms, conditions, and provisions of that certain Agreement for Purchase and Sale of Hotel Property and the Development of a Hotel, dated May 15, 2007, executed by and between the Maker, as seller, and Modern Magic Hotel, LLC, as successor-by-assignment to Oxford Capital Group, LLC, as purchaser (hereinafter referred to as the “Purchaser”), as previously amended and modified (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Purchase and Sale Agreement”), and to thereby obtain a partial release of the Fee Mortgage as it relates to the Fourteenth Floor (hereinafter referred to as the “Release Privilege”), subject to the Maker’s compliance with all of the following terms, conditions, and provisions, as determined by the Payee and the Collateral Agent:

(i)           The Maker shall pay to the Payee the Mandatory Principal Prepayment Amount in full as a condition precedent to the Payee’s release of the Fourteenth Floor. In addition to the Mandatory Principal Prepayment Amount, the Maker shall also pay to the Payee, simultaneously with its payment of the Mandatory Principal Prepayment Amount, any applicable Prepayment Premium required pursuant to Paragraph 7 of this Note. The outstanding principal balance of this Note shall be permanently reduced by the amount of the Mandatory Principal Prepayment Amount;

(ii)       If required by the Payee, the Loan Documents shall be modified to reflect the release, application of the Mandatory Principal Prepayment Amount, and the re-amortization of this Note over any then remaining amortization period thereon;

(iii)      The Maker shall pay all reasonable costs, fees and expenses associated with the exercise of the Release Privilege, including without limitation, one hundred percent (100%) of all reasonable attorneys’ fees and expenses incurred by or on behalf of the Payee and/or the Collateral Agent in connection therewith, and all such sums shall be due and payable on the date of closing and delivery of the release documentation by the Collateral Agent;

(iv)         The Maker shall provide the Collateral Agent with a “partial release” endorsement (i.e., a CLTA 111 endorsement or its equivalent) to the loan title insurance policy insuring the Fee Mortgage, in form and substance acceptable to the Payee and the Collateral Agent;

(v)         The Maker has provided Collateral Agent with at least thirty (30) but not more than sixty (60) days prior express written notice (hereinafter referred to as the “Partial Release Notice”) of the proposed release together with copies of any documents which the Maker requests that the Collateral Agent execute in connection with such proposed release;

(vi)        The proposed release shall be requested in connection with a bona fide sale of the Fourteenth Floor pursuant to the Purchase and Sale Agreement. No partial release shall be permitted if requested in connection with a refinance of the Fourteenth Floor or any other transaction other than a bona fide sale pursuant to the Purchase and Sale Agreement;

(vii)       No Event of Default or Potential Default shall have occurred and be continuing on the date on which the Maker delivers the Partial Release Notice to the Collateral Agent, or on the date of the release;

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(viii)      The Maker shall have executed and delivered to the Collateral Agent such other instruments, certificates, and documentation as the Collateral Agent shall request in order to preserve, confirm, or secure the validity and priority of the remaining liens of the Fee Mortgage and any other security granted to the Collateral Agent under the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents;

(ix)        The Fourteenth Floor and the balance of the Office Premises shall each constitute a legally subdivided interest in real property, and the release of the Fourteenth Floor shall not (a) violate any requirements of any document of record covering the Fourteenth Floor or the Office Premises, (b) violate any applicable statute, code, regulation, ordinance or other law regarding subdivisions, parcel maps or the division of land into lots or parcels, including the Plat Act, 765 ILCS 205 et seq., and any similar local ordinance, if any, and any local ordinances adopted pursuant thereto, or (c) violate any applicable zoning, building code or other land use, statute, code, regulation, ordinance or other law. The Maker shall provide the Collateral Agent with such title endorsements, opinions of counsel, and/or other evidence satisfactory to the Payee and the Collateral Agent, in their reasonable discretion, that the foregoing requirements have been satisfied;

(x)         The Maker shall deliver to the Collateral Agent true, correct and complete copies of any mutual covenants, conditions and restrictions, reciprocal easement agreements, or other agreements to be executed with the proposed purchaser of the Fourteenth Floor (whether such documents purport to benefit or burden the Office Premises), all of which shall be form and substance reasonably satisfactory to the Payee and the Collateral Agent and shall be in full force and effect prior to, or contemporaneously with, the proposed release;

(xi)        The Maker shall deliver to the Collateral Agent evidence reasonably satisfactory to the Payee and the Collateral Agent that the Fourteenth Floor and the Office Premises, after giving effect to the proposed release, (a) shall be and constitute separate tax lots or parcels or that a separate tax lot or parcel designation or status has been requested and/or applied for by the Maker or the Purchaser, as applicable, pursuant to appropriate procedures and that such designation or status is reasonably likely to be granted or given in the ordinary course and (b) shall not be dependent on each other or on any other parcel for compliance with any of the laws statutes, codes, regulations, ordinances of described in subparagraph (ix) above;

(xii)       The Maker shall deliver to the Collateral Agent a copy of any and all unexecuted amendments to the Purchase and Sale Agreement for review and approval by the Collateral Agent and the Payee prior to the execution thereof, and all other related documentation in each case with respect to the sale of the Fourteenth Floor;

(xiii)      The Maker and the Purchaser shall deliver to the Collateral Agent an amendment to that certain Declaration of Covenants, Conditions, Restrictions and Easements, dated on or about the date hereof, executed by the Maker and the Purchaser and recorded on or about the date hereof in the Office of the Recorder of Deeds of Cook County, Illinois, which amendment (a) shall be in recordable form, (b) shall be acceptable to the Collateral Agent, in its reasonable discretion, and (c) shall give effect to the transfer in ownership of the Fourteenth Floor from the Maker to the Purchaser, including, without imitation, providing that all appropriate and requisite means of ingress, egress, access, utilities, sanitation, and the like shall remain available and sufficient to that portion of the Premises then remaining unreleased from the Fee Mortgage; and

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(xiv)       The Maker shall have satisfied all of the conditions precedent to the Maker’s exercise of the Release Privilege set forth in the Loan Agreement or any of the other loan documents evidencing the Loan B.

30.       Subordinate Financing. Other than that certain commercial mortgage loan being made of even date herewith by the Lender B to the Maker in the maximum principal amount of up to $100,000,000.00 (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Loan B” and hereinafter the Loan A and the Loan B shall be collectively referred to as the “Loans”), the Maker may not incur any subordinate debt.

31.	Assignments and Participations of Loan A.

(i)          During the term of the Loan A, without notice to the Maker, the Payee may at any time assign all or any portion of its rights and obligations hereunder to one or more Payees or other financial institutions (hereinafter each referred to as an “Assignee”), and the Maker hereby agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any of the other Loan Documents; provided that (a) any such assignment shall be at no cost to the Maker and (b) until such time as the Maker shall have received written notice from the Payee that such assignment has been completed, the Maker shall be authorized to continue to recognize and deal directly with the Payee as to all matters contained herein. In addition, at the request of the Payee and any such Assignee, the Maker shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Payee has retained any of its rights and obligations hereunder following such assignment, to the Payee, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Payee prior to such assignment and shall reflect the amount of the respective commitments held by such Assignee and the Payee hereunder after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Payee in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Payee, and such Assignee, such Assignee shall be a party to the Loan Documents and shall have all of the rights and obligations of the Payee hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Payee pursuant to the assignment documentation between the Payee and such Assignee, and the Payee shall be released from its obligations hereunder and thereunder to a corresponding extent. The Payee shall use reasonable efforts to have any prospective Assignee agree in writing (a copy of said written agreement to be furnished to the Maker) to use commercially customary and reasonable precautions to maintain the confidentiality of all non-public information pertaining to the Maker and any of its Affiliates; provided, however, in no event shall the failure of the Payee to obtain from a prospective Assignee said written confidentiality agreement prohibit the Payee from selling said interest in the Loan A to any Assignee.

(ii)         During the term of the Loan A, without notice to the Maker, the Payee may at any time grant participation interests in the Loan A; provided that any such grant shall be at no cost to the Maker. All information regarding the Maker and/or the Premises may be furnished, without liability of the Payee, to any prospective participant in the Loan A. The Payee shall use reasonable efforts to have any prospective participant agree in writing (a copy of said written agreement to be furnished to the Maker) to use commercially customary and reasonable precautions to maintain the confidentiality of all non-public information pertaining to the Maker and any of its Affiliates; provided, however, in no event shall the failure of the Payee to obtain from a prospective participant said written confidentiality agreement prohibit the Payee from selling said interest in the Loan A to any participant.

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32.        Initial TI/LC Reserve to be Held by the Collateral Agent. As of the date of this Note, the Maker shall deposit into a reserve (hereinafter referred to as the “Initial TI/LC Reserve”) maintained by the Collateral Agent, as collateral agent for the Lenders, cash in the amount of $4,995,739.00. All monies on deposit in the Initial TI/LC Reserve shall be held by the Collateral Agent, with interest in accordance with Section 5.8 of that certain Loan Agreement (Loan B) dated of even date herewith, executed by and among the Maker, as borrower, the Collateral Agent, as collateral agent, and Lender B, as lender, as said Loan Agreement (Loan B) may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented in accordance with its terms (hereinafter referred to as the “Loan Agreement”), in one or more “Collateral Agent Accounts” (as such term is defined in the Loan Agreement). The Maker hereby grants to the Collateral Agent (on behalf of the Lenders) a security interest in the Initial TI/LC Reserve. While an Event of Default or a Potential Default exists, the Collateral Agent shall not be obligated to advance any portion of the Initial TI/LC Reserve, and while an Event of Default exists, the Collateral Agent shall be entitled, without notice to the Maker, to apply any funds in the Initial TI/LC Reserve in accordance with Paragraph 3 above, subject to the terms, conditions, and provisions of that certain Intercreditor Agreement dated as of March __, 2008, executed by and among the Note B Lenders, the Payee, and the Collateral Agent (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Intercreditor Agreement”). The Initial TI/LC Reserve shall be advanced by the Collateral Agent for payment of the “Existing TI Obligations” described in the Loan Agreement, and for payment of other leasing commissions and costs of constructing tenant improvements as required under leases of the Premises, in accordance with the applicable conditions for advances for tenant improvements and leasing commissions (but not capital expenditures) under Schedule 2.1 to the Loan Agreement.

33.	TI/LC/CapEx/DS Reserve to be Held by the Collateral Agent.

(i)          Throughout the term of the Loan A, on a monthly basis all “Net Cash Flow” (as such term is defined in the Loan Agreement) shall be deposited into a reserve maintained by the Collateral Agent, for the benefit of the Lenders (hereinafter referred to as the “TI/LC/CapEx/DS Reserve”), all in accordance with the terms, conditions, and provisions of Schedule 2.1 of the Loan Agreement. All monies on deposit in the TI/LC/CapEx/DS Reserve shall be held by the Collateral Agent, for the benefit of the Lenders, with interest in accordance with Section 5.8 of the Loan Agreement, in one or more “Collateral Agent Accounts” (as such term is defined in the Loan Agreement).

(ii)         The Maker shall be required to deliver to the Collateral Agent, on or before the twenty-fifth (25th) day of each month, a certified operating statement for the Premises in form and substance reasonably acceptable to the Collateral Agent confirming the Net Cash Flow from the Premises for the previous month.

(iii)        The TI/LC/CapEx/DS Reserve shall be advanced by the Collateral Agent for payment of (a) leasing commissions and costs of constructing tenant improvements as required under leases of the Premises, provided that the Maker shall have first exhausted all funds held in the Initial TI/LC Reserve (excluding the funds held therein allocated to the Existing TI Obligations) and provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purposes shall not exceed $5,800,000.00 (hereinafter referred to as the “TI/LC Cap”), and (b) capital improvements and capital repairs to the Premises identified in the “Capex Budget” attached as Schedule 1.1(A-1) to the Loan Agreement, provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purpose shall not exceed $3,000,000.00 (hereinafter referred to as the “CapEx Cap”). The

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TI/LC/CapEx/DS Reserve shall be advanced in accordance with the applicable conditions for advances for capital improvements, tenant improvements and leasing commissions under Part C of Schedule 2.1 to the Loan Agreement. In addition, if at any time after the second “Loan Year” (as such term is defined in the Loan Agreement) the funds on deposit in the Lockbox Account are insufficient to pay principal or interest then due and payable on Loan B, then, subject to the satisfaction of the general conditions for advances contained in Part B of Schedule 2.1 of the Loan Agreement, the Maker shall be entitled to request that the Collateral Agent advance funds from the TI/LC/CapEx/DS Reserve to pay such shortfall, provided that the aggregate amount of all disbursements from the TI/LC/CapEx/DS Reserve for such purpose shall not exceed $6,500,000.00 (hereinafter referred to as the “DS Cap”). In no event, however, shall (x) funds from the TI/LC/CapEx/DS Reserve be available to pay debt service shortfalls during the first two Loan Years, or any debt service shortfalls whatsoever on Loan A, and (y) the DS Cap in any way limit the Collateral Agent's rights to apply funds in the TI/LC/CapEx/DS Reserve to the Indebtedness while an Event of Default exists.

(iv)        On or about May 1, 2010, the Collateral Agent shall determine the amount, if any, by which (a) $15,300,000.00 exceeds (b) the aggregate amount deposited into the TI/LC/CapEx/DS Reserve from the Closing Date through April 30, 2010 (hereinafter referred to as the “Reserve Deficiency”). If the Collateral Agent determines that a Reserve Deficiency exists, then within ten (10) days after the Collateral Agent has notified the Maker of such Reserve Deficiency, the Maker shall deposit into the TI/LC/CapEx/DS Reserve the amount of such Reserve Deficiency.

34.        Security Interest in Initial TI/LC Reserve and TI/LC/CapEx/DS Reserve; Intercreditor Agreement. Pursuant to the terms, conditions, and provisions of Paragraph 33 of that certain Promissory Note B dated of even date herewith, executed by the Maker in favor of Lender B, as the payee (hereinafter such promissory note, together with all promissory notes delivered in substitution or exchange thereof, in each case as the same may be from time to time consolidated, split, amended, modified, extended, renewed, substituted and/or supplemented, shall be collectively referred to as the “Note B”), the Maker has granted to the Collateral Agent, for the benefit of the Lenders, a security interest in and to the Initial TI/LC Reserve and the TI/LC/CapEx/DS Reserve. While an Event of Default or a Potential Default exists, the Collateral Agent shall not be obligated to advance to the Maker any portion of the Initial TI/LC Reserve or the TI/LC/CapEx/DS Reserve, and while an Event of Default exists, the Collateral Agent shall be entitled, without notice to the Maker, to apply any funds in the Initial TI/LC Reserve and/or the TI/LC/CapEx/DS Reserve to the outstanding indebtedness under the Loans and/or the cure of such Event of Default in such order as the Collateral Agent may determine, subject to the terms, conditions, and provisions of the Intercreditor Agreement.

35.        Interest Payable by Collateral Agent. All monies held in reserves which are expressly designated elsewhere in this Note as interest-bearing (hereinafter each such reserve shall be referred to as an “Interest-Bearing Reserve”) shall be deposited into interest-bearing accounts of the type customarily maintained by the Collateral Agent or its servicing agent for the investment of (and may be commingled with) similar reserves or the Collateral Agent’s general funds, which accounts may not yield the highest interest rate then available. Each Interest-Bearing Reserve shall be held in an account in the Collateral Agent’s name (or such other account name as the Collateral Agent may elect), for the benefit of the Lenders, at a financial institution or other depository selected by the Collateral Agent (or its servicing agent) in its sole discretion (hereinafter collectively referred to as the “Depository Institution”). The Maker shall earn no more than an amount of interest on each Interest-Bearing Reserve equal to an amount determined by applying to the average monthly balance of such Interest-Bearing Reserve the quoted interest rate for the Depository Institution’s money market savings account, as such rate is determined

[PROMISSORY NOTE]

Loan No. 28193

from time to time (hereinafter such allocated amount shall be referred to as “Maker’s Interest”). The Collateral Agent or its Depository Institution shall be entitled to report under the Maker’s Federal tax identification number the Maker’s Interest on each Interest-Bearing Reserve. If the Depository Institution does not have an established money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of each Interest-Bearing Reserve), a comparable interest rate quoted by the Depository Institution and acceptable to the Collateral Agent (or its servicing agent), in its reasonable discretion, shall be used. The amount of the Maker’s Interest allocated to each Interest-Bearing Reserve shall be added to the balance in such Interest-Bearing Reserve, and shall be disbursed for payment of the items for which such Interest-Bearing Reserve is to be disbursed. Any interest earned above the Maker’s Interest shall be retained by the Collateral Agent as compensation for its administration and investment of each Interest-Bearing Reserve.

36.        Payee’s Obligations. By its acceptance of this Note and the funding of the Loan A hereunder, the Payee agrees to comply with its obligations as expressly set forth and contained in this Note and the other Loan Documents.

37.        Construction; Interpretation. The Maker hereby represents and warrants (i) that it has been represented by competent counsel of its choice in the negotiation and execution of this Note and the other Loan Documents, (ii) that it has read and fully understood the terms hereof and of the other Loan Documents, (iii) that the Maker and its counsel have been afforded an opportunity to review, negotiate and modify the terms of this Note and the other Loan Documents, and (iv) that it intends to be bound hereby and thereby. In accordance with the foregoing, the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Note or any other Loan Document.

THE MAKER HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THIS INSTRUMENT AT THE TIME IT WAS SIGNED.

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[PROMISSORY NOTE]

Loan No. 28193

            IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and date first above written.

330 N. WABASH AVENUE, L.L.C., a Delaware limited liability company

By:	330 N. Wabash Mezzanine, L.L.C., a Delaware limited liability company, its sole member

By:	77 West Wacker Limited Partnership, an Illinois limited partnership, its sole member

By:	Prime Group Realty, L.P., a Delaware limited partnership, its sole general partner

By:	Prime Group Realty Trust, a
Maryland real estate investment trust, its
ATTEST:	sole general partner

By:/s/ Paul G. Del Vecchio	By:/s/ Jeffrey A. Patterson
Paul G. Del Vecchio	Jeffrey A. Patterson
Executive Vice President – Capital Markets	President and
Chief Executive Officer

[PROMISSORY NOTE]